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ANALYST CONTACT:                                 MEDIA CONTACT:
Scott Walker, CFO                                Nora Donnelly
214/754-6618                                     Corporate Communications
                                                 214/754-6603


                    PRECEPT COMPLETES SALE OF U.S. TRUCKING

DALLAS-June 1, 1998- Precept Business Services, Inc. (NASDAQ:PBSIA) announced today the successful closing of its sale of United States Trucking, Inc.
(USTI) to Logistics Management Company. The transaction was for a combination of cash and short term debt.

"The sale of USTI will now allow Precept to concentrate its full resources on its plan to consolidate both the independent distributors of printing and document management and corporate transportation markets rather than on an operating division that produces profits below the standards we set for the Company," said Chairman and CEO David Neely. "We will continue to be aggressive participants in the area of corporate transportation throughout the United States," Neely went on to say.

Dallas-based Precept Business Services, Inc. is the nation's largest and only nationwide independent distributor of business products and document management services. It also provides corporate transportation services in the Dallas, Manhattan, Cincinnati and Detroit markets. Current corporate clients includes Ford Motor Company, IBM, Affiliated Computer Services, Southwestern Bell Mobile Systems, OxyChem, Neiman Marcus, Holiday Inns, Motel 6, Wells Fargo Bank, Bank One, Beverly Enterprises and Exxon.

                                   -END-


(Statements about the company's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Precept's control, that could cause actual results to differ materially from such statements. While the company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, especially the timing and magnitude of technological advances; the performance of recently acquired businesses; the prospects for future acquisitions; the possibility that a current customer could be acquired or otherwise affected by a future event that would diminish their business requirements; the competition within this industry and the impact of such competition on pricing, revenues and margins; the degree to which business entities continue to purchase and/or need goods and/or services provided by Precept; uncertainties surrounding budget reductions or changes in funding priorities or existing business programs; and the cost of attracting and retaining highly skilled personnel. These factors, when applicable, are discussed in the company's

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filing with the Securities and Exchange Commission, copies of which may be obtained through the company without charge. Precept disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future event, or otherwise).